Exhibit 10.31.B

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”) is made and entered into as of November 20, 2012 (the “Effective Date”), by and between Anatolio B. Cruz III (“Executive”) and Scripps Networks Interactive, Inc. (the “Company”). The Company and Executive are sometimes collectively referred to herein as the Parties and individually as a Party.

WHEREAS, Executive and the Company have determined to provide for Executive’s termination of employment from the Company on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto agree as follows:

1. Separation.

(a) Resignation. As of November 30, 2012, Executive hereby resigns from his position as Chief Legal Officer and Corporate Secretary of the Company and from any and all directorships and officer positions Executive may hold with the Company’s affiliates. Executive hereby agrees to execute any and all documentation to effectuate such resignations upon request by the Company, but he shall be treated for all purposes as having so resigned on November 30, 2012, regardless of when or whether he executes any such documentation. As used in this Agreement, the term “affiliate” shall mean any entity controlled by, controlling, or under common control with, the Company.

(b) Termination of Employment. Executive shall continue to serve as a full-time employee of the Company from the Effective Date through December 14, 2012 (the “Separation Date”) at his base salary level in effect as of the Effective Date, and shall perform such duties as may from time-to-time be specified by the Chief Executive Officer of the Company. Effective as of the Separation Date, Executive’s employment with the Company and its affiliates shall terminate.

2. Accrued Benefits. The Company shall pay or provide to Executive the following payments and benefits:

(a) Salary and Vacation Pay. Within 15 calendar days after the Separation Date, or such earlier date required by law, the Company shall issue to Executive his final paycheck, reflecting (i) his earned but unpaid base salary through the Separation Date, and (ii) his accrued but unused vacation pay through the Separation Date.

(b) Expense Reimbursements. The Company, within 30 calendar days after the Separation Date, shall reimburse Executive for any and all reasonable business expenses incurred by Executive in connection with the performance of his duties prior to the Separation Date, which expenses shall be submitted by Executive to the Company with supporting receipts and/or documentation no later than 15 calendar days after the Separation Date.

(c) Other Benefits. To the extent not theretofore paid or provided, the Company shall pay or provide, or cause to be paid or provided, to Executive any other amounts or benefits required to be paid or provided or which Executive is eligible to receive under the Company’s Pension Plan, Supplemental Executive Retirement Plan, 401K Savings Plan, Executive Deferred Compensation Plan and Supplemental Contribution Plan, in each case in accordance with the terms and normal procedures of each such plan and based on accrued and vested benefits through the Separation Date.

3. Separation Benefits. In consideration of, and subject to and conditioned upon Executive’s execution and non-revocation of the general release attached as Exhibit A to this Agreement (the “Release”) and as provided in Section 4 of this Agreement, and provided that Executive has fully complied with his obligations set forth in Sections 1, 5, 6 and 7 of this Agreement, the Company shall pay or provide to Executive the following payments and benefits, which Executive acknowledges and agrees constitute adequate and valuable consideration, in and of themselves, for the promises contained in this Agreement:

(a) Employment Agreement. The Company shall pay or provide to Executive the payments and benefits contemplated by Section 8(e)(ii) through and including (viii) of the employment agreement between Executive and the Company dated August 12, 2011 (the “Employment Agreement”) to which Executive would have been entitled upon a resignation without “Cause” (as set forth on Exhibit B hereto) in each case upon the terms, and subject to the conditions, of the Employment Agreement and the Scripps Networks Interactive, Inc. Executive Severance Plan.

(b) Equity Awards. The outstanding and unvested equity awards under the applicable Company equity plans held by Executive as of the Separation Date that (i) are time-vested restricted share units shall immediately vest (in full and without pro-ration) as of the Separation Date and shall be paid within 30 calendar days after the Separation Date pursuant to the terms, and subject to the conditions, of the applicable award agreement; (ii) are performance-based restricted share units shall vest (in full and without pro-ration) as if Executive had remained employed for the entire applicable performance period (and any additional period of time necessary to be eligible to receive payout for that performance period), based on the extent to which the Company achieves the applicable performance goals for the entire performance period and without regard to any discretionary adjustments that have the effect of reducing the amount of the payout (other than discretionary adjustments applicable to all senior executives who did not terminate employment), which if earned based on actual performance results shall be payable after the end of the applicable performance period upon the terms, and subject to the conditions, of the applicable award agreement, and (iii) are stock options shall immediately vest (in full and without pro-ration) on the Separation Date. All vested stock options (including those that vest pursuant to the operation of the immediately preceding sentence) that were granted (x) prior to 2011 shall remain exercisable until the earlier of 90 days after the Separation Date or the expiration of the remainder of the stated eight-year term, and (y) after 2010 shall remain exercisable until the earlier of two years after the Separation Date or the expiration of the remainder of the stated eight-year term.

4. Release of Claims. Executive agrees that, as a condition to Executive’s right to receive the payments and benefits set forth in Section 3, within 21 calendar days following the Separation Date (the “Release Period”), Executive shall execute and deliver the Release to the Company. If Executive fails to execute and deliver the Release to the Company during the Release Period, or if the Release is revoked by Executive or otherwise does not become effective and irrevocable in accordance with its terms, then Executive will not be entitled to any payment or benefit under Section 3 of this Agreement.

5. Employment Agreement. Executive acknowledges and agrees that he remains obligated to comply with the provisions of Sections 7 (Non-Competition, Confidential Information, Etc.) of the Employment Agreement, which provisions shall continue to apply, in accordance with their terms, on and after the Effective Date, notwithstanding any subsequent termination of Executive’s employment. In this regard, Executive acknowledges that he hereby waives his right under Section 7(i) of the Employment Agreement to forego the benefits described in Section 3 above in exchange for a release of his obligations under Section 7 of the Employment Agreement. The Company shall indemnify and hold Executive harmless, and provide Executive coverage under a director’s and officer’s liability insurance policy, as provided in Section 12 of the Employment Agreement. Executive acknowledges that the payments and arrangements contained in this Agreement shall constitute full and complete satisfaction of any and all amounts properly due and owing to Executive as a result of his employment with the Company and the termination thereof.

6. Payment of Non-Business Expenses. Executive agrees to pay for any and all non-business charges on the Company’s charge card or otherwise for which he is personally responsible, within 30 calendar days after the Separation Date, and he acknowledges that the benefits under Section 3 of this Agreement shall not be paid or provided until such non-business charges are paid by him in accordance with this Section 6.

7. False Claims Representations. Executive acknowledges that he has disclosed to the Company in writing any information he has concerning any conduct involving the Company and its affiliates that he has any reason to believe may be unlawful, unethical or otherwise inappropriate, including conduct in violation of the Sarbanes-Oxley Act of 2002 or the Dodd-Frank Wall Street Reform and Consumer Protection Act. Executive certifies that to the best of his knowledge, information and belief, no member of management or any other employee (including himself) who has a significant role in the Company’s internal control over financial reporting has committed any fraud or engaged in any act, practice, or course of conduct that operates or would operate as a fraud or deceit upon any person or entity.

8. Miscellaneous.

(a) Section 409A. The intent of the Parties is that payments and benefits under this Agreement comply with Section 409A of the Code (“Section 409A”) or are exempt therefrom and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If Executive notifies the Company (with specificity as to the reason therefor) that Executive believes that any provision of this Agreement would cause Executive to incur any additional tax or interest under Section 409A and the Company concurs with such belief or the Company (without any obligation whatsoever to do so) independently makes such determination, the Company shall, after consulting with Executive, reform such provision in a manner that is economically neutral to the Company to attempt to comply with

Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A. The Parties hereby acknowledge and agree that (i) the payments and benefits due to Executive under Section 3 above are payable or provided on account of Executive’s “separation from service” within the meaning of Section 409A, (ii) the payments and benefits under this Agreement are intended to be treated as separate payments for purposes of Section 409A, and (iii) Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code. Notwithstanding any provision of this Agreement to the contrary, any payment under this Agreement that is considered nonqualified deferred compensation subject to Section 409A shall be paid no earlier than (1) the date that is six months after the date of the Executive’s separation from service for any reason other than death, or (2) the date of the Executive’s death. In no event may the Executive, directly or indirectly, designate the calendar year of any payment under this Agreement.

(b) Withholding. The Company or its affiliates, as applicable, may withhold from any amounts payable or benefits provided under this Agreement such Federal, state, local, foreign or other taxes as shall be required to be withheld pursuant to any applicable law or regulation. Notwithstanding the foregoing, Executive shall be solely responsible and liable for the satisfaction of all taxes, interest and penalties that may be imposed on Executive in connection with this Agreement (including any taxes, interest and penalties under Section 409A of the Code), and neither the Company nor its affiliates shall have any obligation to indemnify or otherwise hold Executive harmless from any or all of such taxes, interest or penalties.

(c) Severability. In construing this Agreement, if any portion of this Agreement shall be found to be invalid or unenforceable, the remaining terms and provisions of this Agreement shall be given effect to the maximum extent permitted without considering the void, invalid or unenforceable provision.

(d) Successors. This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s surviving spouse, heirs, and legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its affiliates, and their respective successors and assigns. Except as provided in the next sentence, the Company may not assign this Agreement or delegate any of its obligations hereunder without the prior written consent of Executive. The Company, however, shall cause any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all or a substantial portion of its business and/or assets to assume this Agreement expressly in writing and to expressly agree to perform this Agreement immediately upon such succession in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

(e) Final and Entire Agreement; Amendment. Except with respect to the provisions of the Employment Agreement expressly referenced herein, this Agreement (including Exhibit B), together with the Release, represents the final and entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, negotiations and discussions between the Parties hereto and/or their respective counsel with respect to the subject matter hereof. Without limiting the generality of the foregoing, Executive expressly acknowledges and agrees that except as specifically set forth in this Agreement, he is not entitled to receive any severance pay, severance benefits, compensation or employee benefits of any kind whatsoever from the Company and its affiliates. Any amendment to this Agreement must be in writing, signed by duly authorized representatives of the Parties, and stating the intent of the Parties to amend this Agreement.

(f) Governing Law; Jurisdiction. This Agreement and the Release shall be governed by and construed exclusively in accordance with the laws of the State of Tennessee. The Parties agree that any conflict of law rule that might require reference to the laws of some jurisdiction other than Tennessee shall be disregarded. Each Party hereby agrees for itself and its properties that the courts sitting in Knox County shall have sole and exclusive jurisdiction and venue over any matter arising out of or relating to this Agreement, or from the relationship of the parties, or from Executive’s employment with the Company, or from the termination of Executive’s employment with the Company, whether arising from contract, tort, statute, or otherwise, and hereby submits itself and its property to the venue and jurisdiction of such courts.

(g) Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other Party or by registered or certified mail, return receipt requested, postage prepaid, or by overnight courier, addressed as follows:

If to Executive: at Executive’s most recent address on the records of the Company;

If to the Company: Scripps Networks Interactive, Inc., 9721 Sherrill Boulevard, Knoxville, Tennessee 37932, Attn: Chief Legal Officer;

or to such other address as either Party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective on the date of delivery if delivered by hand, on the first business day following the date of dispatch if delivered utilizing overnight courier, or three business days after having been mailed, if sent by registered or certified mail.

(h) Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile or other electronic transmission), each of which shall be deemed an original, but all of which taken together shall constitute one original instrument.

IN WITNESS WHEREOF, the Parties hereto have each executed this Agreement as of the date first above written.

SCRIPPS NETWORKS INTERACTIVE, INC.

By:	/s/ Chris Powell
Its:	EVP, Human Resources

EXECUTIVE

/s/ Anatolio B. Cruz III
Anatolio B. Cruz III

EXHIBIT A

GENERAL RELEASE

This General Release (this “Release”) is entered into by and between Anatolio B. Cruz III (the “Executive”) and Scripps Networks Interactive, Inc. (the “Company”) as of the             day of December, 2012.

1. Employment Status. Executive’s employment with the Company and its affiliates terminated effective as of December 14, 2012.

2. Payments and Benefits. Upon the effectiveness of the terms set forth herein, the Company shall provide Executive with the benefits set forth in Section 3 of the Separation Agreement between Executive and the Company dated as of November 19, 2012 (the “Separation Agreement”), upon the terms, and subject to the conditions, of the Separation Agreement. Executive agrees that he is not entitled to receive any additional payments as wages, vacation or bonuses except as otherwise provided under Sections 2 and 3 of the Separation Agreement.

3. No Liability. This Release does not constitute an admission by the Company or its affiliates or their respective officers, directors, partners, agents, or employees, or by Executive, of any unlawful acts or of any violation of federal, state or local laws.

4. Claims Released by Executive. In consideration of the payments and benefits set forth in Section 2 of this Release, Executive, on behalf of himself and his successors, assigns, heirs, executors, and administrators, hereby releases and forever discharges the Company and its parents, affiliates, associated entities, representatives, successors and assigns, and their officers, directors, shareholders, agents and employees (“Releasees”) from all liability, claims and demands, actions and causes of action, damages, costs, payments and expenses of every kind, nature or description arising out of his employment relationship with the Company or the ending of his employment. These claims, demands, actions or causes of action include, but are not limited to, actions sounding in contract, tort, discrimination of any kind, and causes of action or claims arising under federal, state, or local laws, including, but not limited to, claims under federal, state or local laws, including claims for attorneys’ fees. Executive further agrees that Executive will neither seek nor accept any further benefit or consideration from any source whatsoever in respect to any claims which Executive has asserted or could have asserted against the Company. Executive represents to his knowledge neither Executive nor any person or entity acting on Executive’s behalf or with Executive’s authority has asserted with any federal, state, or local judicial or administrative body any claim of any kind based on or arising out of any aspect of Executive’s employment with the Company or the ending of that employment.

Without limiting the foregoing paragraph, Executive represents that he understands that this Release specifically releases and waives any claims of age discrimination, known or unknown, that Executive may have against the Releasees as of the date he signs this Release. This Release specifically includes a waiver of rights and claims under the Age Discrimination in Employment Act of 1967, as amended, and the Older Workers Benefit Protection Act. Executive acknowledges that as of the date he signs this Release, he may have certain rights or claims under the Age Discrimination in Employment Act, 29 U.S.C. §626 and he voluntarily relinquishes any such rights or claims by signing this Release.

Notwithstanding the foregoing provisions of this Section 4, nothing herein shall release the Company from (i) any obligation under the Separation Agreement, including without limitation Sections 2 and 3 of the Separation Agreement; and (ii) any rights or claims that relate to events or circumstances that occur after the date that Executive executes this Release. In addition, nothing in this Release is intended to interfere with Executive’s right to file a charge with the Equal Employment Opportunity Commission or any state or local human rights commission in connection with any claim Executive believes he may have against the Releasees. However, by executing this Release, Executive hereby waives the right to recover any remuneration, damages, compensation or relief of any type whatsoever from the Company in any proceeding that Executive may bring before the Equal Employment Opportunity Commission or any similar state commission or in any proceeding brought by the Equal Employment Opportunity Commission or any similar state commission on Executive’s behalf.

5. Bar. Executive acknowledges and agrees that if he should hereafter make any claim or demand or commence or threaten to commence any action, claim or proceeding against the Releasees with respect to any cause, matter or thing which is the subject of the release under Section 4 of this Release, this Release may be raised as a complete bar to any such action, claim or proceeding, and the applicable Releasee may recover from Executive all costs incurred in connection with such action, claim or proceeding, including attorneys’ fees, along with the benefits set forth in Section 3 of the Separation Agreement.

6. FMLA and FLSA Rights Honored. Executive acknowledges that he has received all of the leave from work for family and/or personal medical reasons and/or other benefits to which he believes he is entitled under the Company’s policy and the Family and Medical Leave Act of 1993, as amended. Executive further acknowledges that he has received all of the monetary compensation, including hourly wages, salary and/or overtime compensation, to which he believes he is entitled under the Fair Labor Standards Act, as amended.

7. Acknowledgment. Executive has read this Release, understands it, and voluntarily accepts its terms, and Executive acknowledges that he has been advised by the Company to seek the advice of legal counsel before entering into this Release. Executive acknowledges that he was given a period of 21 calendar days within which to consider and execute this Release, and to the extent that he executes this Release before the expiration of the 21 day period, he does so knowingly and voluntarily and only after consulting his attorney. Executive acknowledges and agrees that the promises made by the Company hereunder represent substantial value over and above that to which Executive would otherwise be entitled.

8. Revocation. Executive has a period of 7 calendar days following the execution of this Release during which Executive may revoke this Release by delivering written notice to the Company pursuant to Section 8(g) of the Separation Agreement, and this Release shall not become effective or enforceable until such revocation period has expired. Executive understands that if he revokes this Agreement, it will be null and void in its entirety, and he will not be entitled to any payments or benefits provided in this Release, including without limitation under Section 2 of the Release.

9. Miscellaneous. This Release is the complete understanding between Executive and the Company in respect of the subject matter of this Release and supersedes all prior agreements relating to Executive’s employment with the Company, except as specifically excluded by this Release. Executive has not relied upon any representations, promises or agreements of any kind except those set forth herein in signing this Release. In the event that any provision of this Release should be held to be invalid or unenforceable, each and all of the other provisions of this Release shall remain in full force and effect. If any provision of this Release is found to be invalid or unenforceable, such provision shall be modified as necessary to permit this Release to be upheld and enforced to the maximum extent permitted by law. Executive agrees to execute such other documents and take such further actions as reasonably may be required by the Company to carry out the provisions of this Release.

10. Counterparts. This Release may be executed by the parties hereto in counterparts (including by means of facsimile or other electronic transmission), each of which shall be deemed an original, but all of which taken together shall constitute one original instrument.

IN WITNESS WHEREOF, the parties have executed this Release on the date first set forth above.

SCRIPPS NETWORKS INTERACTIVE, INC.

By:	/s/ Chris Powell
Its:	EVP, Human Resources

EXECUTIVE

/s/ Anatolio B. Cruz III
Anatolio B. Cruz III

EXHIBIT B

SEPARATION PAYMENT AND BENEFITS

§8(e)	Description of Payment/Benefit	Payment Terms
(ii)	Pro-rated annual incentive	The annual incentive that would have been payable to Executive under the annual incentive plan for the 2012 fiscal year (pro-rated for the number of days worked during the fiscal year), based on actual performance during the entire fiscal year. Paid in a single lump sum at the same time that payments are made to other participants in the annual incentive plan.

(iii)	Severance payment	$1,920,000 (represents 2.0 times the sum of base salary and target annual incentive). Paid in a single lump sum within 20 calendar days after the Release becomes effective and irrevocable in accordance with its terms (the “Release Date”).

(iv)	Health care coverage	$33,684 (represents 24 times the monthly medical and dental premiums based on the level of coverage in effect for you on the Separation Date). First 18 months paid in a single lump sum within 20 calendar days after the Release Date; final 6 months paid in monthly installments at the same time that such premiums are due and payable. Continued medical and dental coverage for 2 years following the Separation Date.

(v)	Life insurance	Continued life insurance coverage for at no cost to Executive for 2 years following the Separation Date.

(vi)	Financial planning	$15,000 (represents the approximate cost of financial planning services for a period of one year after the Separation Date). Paid in a single lump sum within 20 calendar days after the Release Date.

(vii)	Outplacement	Outplacement services for a period of one year after the Separation Date.

(viii)	Pension enhancement	The additional retirement benefits that would have been available if Executive had remained employed until he attained both age 55 with 10 years of service. Paid in a single lump sum within 20 calendar days after the Release Date.

Letter of Resignation

November 20, 2012

Scripps Networks Interactive, Inc.

9721 Sherrill Boulevard

Knoxville, TN 37932

Attention: Kenneth W. Lowe, Chairman, President and Chief Executive Officer

Effective on November 30, 2012, I hereby resign from: (i) my position as Chief Legal Officer and Corporate Secretary of Scripps Networks Interactive, Inc. (the “Company”) and (ii) any and all positions held by me as an officer or director of any subsidiaries or affiliates of the Company.

Sincerely,

/s/ Anatolio B. Cruz III
Anatolio B. Cruz III